Exhibit 99.2

AMPLIFY ENERGY CORP.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Introduction

When referring to Amplify Energy Corp. (formerly known as Memorial Production Partners LP and also referred to as “Successor,” “Amplify Energy,” or the “Company”), the intent is to refer to Amplify Energy, a Delaware corporation formed in March 2017, and its consolidated subsidiaries as a whole or on an individual basis, depending on the context in which the statements are made. Amplify Energy is the successor issuer of Memorial Production Partners LP (“MEMP”) pursuant to Rule 15d-5 of the Securities Exchange Act of 1934, as amended. When referring to the “Predecessor” or the “Company” in reference to the period prior to the emergence from bankruptcy, the intent is to refer to MEMP, the predecessor that was dissolved following the effective date of the Plan (as defined below) and its consolidated subsidiaries as a whole or on an individual basis, depending on the context in which the statements are made.

The following unaudited pro forma consolidated financial statements and explanatory notes set forth selected historical consolidated financial information for the Company. The unaudited pro forma statement of consolidated operations is based on the audited statement of consolidated operations for the period of January 1, 2017 through May 4, 2017 (Predecessor period) and the audited statement of consolidated operations for the period from May 5, 2017 through December 31, 2017 (Successor period) and includes pro forma adjustments to give effect to the reorganization and fresh start adjustments as if the transactions occurred on January 1, 2017.

The pro forma adjustments to the historical consolidated financial statements are based on currently available information and certain estimates and assumptions. The actual effect of the transactions discussed in the accompanying notes ultimately may differ from the unaudited pro forma adjustments included herein. However, management believes that the assumptions utilized to prepare the pro forma adjustments provide a reasonable basis for presenting the significant effects of the transactions and that the unaudited pro forma adjustments are factually supportable, give appropriate effect to the impact of events that are directly attributable to the transactions and reflect those items expected to no longer have a continuing impact on the Company. The unaudited pro forma consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission (“SEC”) on March 12, 2018.

Although the Company is now classified as a corporation for U.S. federal income tax purposes (in contrast to the Predecessor), the Company does not expect that it will be required to pay any federal income tax for the foreseeable future, and any state income tax payable is not reasonably estimable at this time. Accordingly, the Company has not made any pro forma adjustments for such income taxes.

Background

On January 16, 2017, MEMP and certain of its subsidiaries (collectively with MEMP, the “Debtors”) filed voluntary petitions under Chapter 11 of Title 11 of the United States Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”).

On April 14, 2017, the Bankruptcy Court entered an order (the “Confirmation Order”) approving the Second Amended Joint Plan of Reorganization of Memorial Production Partners LP and its affiliated Debtors, dated April 13, 2017 (as amended and supplemented, the “Plan”). On May 4, 2017 (the “Effective Date”), the Debtors satisfied the conditions to effectiveness of the Plan, the Plan became effective in accordance with its terms and Amplify Energy emerged from bankruptcy.

In accordance with the Plan, on the Effective Date:

•	The Company issued (i) 25,000,000 new shares (the “New Common Shares”) of its common stock at par value of $0.0001 per share (“common stock”); and (ii) warrants (the “Warrants”) to purchase up to 2,173,913 shares of the Company’s common stock exercisable for a five-year period commencing on the Effective Date entitling their holders upon exercise thereof, on a pro rata basis, to 8% of the total issued and outstanding common stock (including common stock as of Effective Date issuable upon full exercise of the Warrants, but excluding any common stock issuable under the Management Incentive Plan (the “MIP”)), at a per share exercise price of $42.60.

•	The holders of claims under the Predecessor’s revolving credit facility received a full recovery, consisting of a cash pay down and their pro rata share of the $1 billion exit senior secured reserve-based revolving credit facility (the “Credit Facility”).

•	The 7.625% senior notes due May 2021 and 6.875% senior notes due August 2021 (collectively, the “Notes”) were cancelled and the Predecessor’s liability thereunder discharged, and the holders of the Notes received (directly or indirectly) their pro rata share of New Common Shares representing, in the aggregate, 98% of the New Common Shares on the Effective Date (subject to dilution by the MIP and the common stock issuable upon exercise of the Warrants). Additionally, the holders of the Notes received their pro rata share of a $24.6 million cash distribution.

•	The Predecessor’s common units were cancelled, and each common unitholder received its pro rata share of: (i) 2% of the New Common Shares, (ii) the Warrants and (iii) cash in an aggregate amount of approximately $1.3 million.

•	The holders of administrative expense claims, priority tax claims and other priority claims and general unsecured creditors of the Predecessor received in exchange for their claims payment in full in cash or otherwise had their rights unimpaired under Title 11 of the United States Code.

•	The Company entered into a stockholders agreement with certain parties pursuant to which the Company agreed to, at the direction of such stockholders, use commercially reasonable efforts to effect the sale of their common stock.

•	The Company entered into a registration rights agreement with certain parties pursuant to which the Company agreed to, among other things, file a registration statement with the SEC within 90 days of the receipt of a request from the stockholders party thereto covering the offer and resale of the common stock held by such stockholders.

•	The Company’s MIP became effective, such that an aggregate of 2,322,404 shares of the Company’s common stock are available for grant pursuant to awards under the MIP.

•	The terms of the Predecessor’s general partner’s board of directors automatically expired on the Effective Date. The Company formed a new seven-member board of directors consisting of the President and Chief Executive Officer, one director of the Predecessor and five new members designated by certain parties to the plan support agreement.

Fresh Start Accounting

The Company adopted fresh start accounting on the Effective Date in connection with its emergence from bankruptcy. For purposes of the accompanying unaudited pro forma consolidated financial statements, the Company utilized its estimated enterprise value of $800 million, which was determined as of the Effective Date, and applied such enterprise value as of January 1, 2017 for the unaudited pro forma statement of consolidated operations. Preparation of an actual valuation with assumptions and economic data as of January 1, 2017 would likely result in an enterprise value that is materially different than such valuation as of the Effective Date. The intent of the unaudited pro forma consolidated financial statements is to illustrate the effects of the Plan based on the underlying economic factors as of the Effective Date.

AMPLIFY ENERGY CORP.

UNAUDITED PRO FORMA STATEMENT OF CONSOLIDATED OPERATIONS

(In thousands, except per share amounts)

	Predecessor	Successor	Pro Forma Adjustments
	Period from January 1, 2017 through May 4, 2017	Period from May 5, 2017 through December 31, 2017	Reorganization and Fresh Start Adjustments		Pro Forma
Revenues:
Oil and natural gas sales	$108,970	$205,176	$—		$314,146
Other revenues	231	303	—		534

Total revenues	109,201	205,479	—		314,680

Costs and expenses:
Lease operating	35,568	74,547	—		110,115
Gathering, processing, and transportation	10,772	18,652	—		29,424
Exploration	21	32	—		53
Taxes other than income	5,187	11,101	—		16,288
Depreciation, depletion, and amortization	37,717	35,979	(22,595)	(a)	51,101
Impairment of proved oil and natural gas properties	—	—	—		—
General and administrative	31,606	29,506	—		61,112
Accretion of asset retirement obligations	3,407	4,384	(1,132)	(a)	6,659
(Gain) loss on commodity derivative instruments	(23,076)	31,609	—		8,533
(Gain) loss on sale of properties	—	—	—		—
Other, net	36	485	—		521

Total costs and expenses	101,238	206,295	(23,727)		283,806

Operating income (loss)	7,963	(816)	23,727		30,874
Other income (expense):
Interest expense, net	(10,243)	(15,936)	2,304	(b)	(23,875)
Other income (expense)	8	16,981	—		16,989
Gain on extinguishment of debt	—	—	—		—

Total other income (expense)	(10,235)	1,045	2,304		(6,886)

Income (loss) before income taxes	(2,272)	229	26,031		23,988
Reorganization items, net	(88,774)	(1,119)	89,893	(c)	—
Income tax benefit (expense)	91	2,176	—		2,267

Net income (loss)	(90,955)	1,286	115,924		26,255

Net income (loss) attributable to Predecessor/Successor	$(90,955)	$1,286	$115,924		$26,255

Earnings per unit/share:
Basic	$(1.09)	$0.05			$1.02

Diluted	$(1.09)	$0.05			$1.02

Weighted average common shares/units outstanding:
Basic	83,807	25,000			25,000	(d)

Diluted	83,807	25,000			25,000	(d)

AMPLIFY ENERGY CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

When referring to Amplify Energy Corp. (formerly known as Memorial Production Partners LP and also referred to as “Successor,” “Amplify Energy,” or the “Company”), the intent is to refer to Amplify Energy, a Delaware corporation formed in March 2017, and its consolidated subsidiaries as a whole or on an individual basis, depending on the context in which the statements are made. Amplify Energy is the successor issuer of Memorial Production Partners LP (“MEMP”) pursuant to Rule 15d-5 of the Securities Exchange Act of 1934, as amended. When referring to the “Predecessor” or the “Company” in reference to the period prior to the emergence from bankruptcy, the intent is to refer to MEMP, the predecessor that was dissolved following the effective date of the Plan and its consolidated subsidiaries as a whole or on an individual basis, depending on the context in which the statements are made.

The following unaudited pro forma consolidated financial statements and explanatory notes set forth selected historical consolidated financial information for the Company. The unaudited pro forma statement of consolidated operations is based on the audited statement of consolidated operations for the period of January 1, 2017 through May 4, 2017 (Predecessor period) and the audited statement of consolidated operations for the period from May 5, 2017 through December 31, 2017 (Successor period) and includes pro forma adjustments to give effect to the reorganization and fresh start adjustments as if the transactions occurred on January 1, 2017.

The pro forma adjustments to the historical consolidated financial statements are based on currently available information and certain estimates and assumptions. The actual effect of the transactions discussed in the accompanying notes ultimately may differ from the unaudited pro forma adjustments included herein. However, management believes that the assumptions utilized to prepare the pro forma adjustments provide a reasonable basis for presenting the significant effects of the transactions and that the unaudited pro forma adjustments are factually supportable, give appropriate effect to the impact of events that are directly attributable to the transactions and reflect those items expected to no longer have a continuing impact on the Company. The unaudited pro forma consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 12, 2018.

Note 2. Pro Forma Adjustments

Unaudited Pro Forma Statement of Consolidated Operations

The following adjustments were made in the preparation of the unaudited pro forma statement of consolidated operations.

Reorganization and Fresh Start Adjustments

(a)	Reflects adjustment to depreciation, depletion, and amortization and accretion of asset retirement obligations due to recording balances at fair value as a result of the adoption of fresh start accounting as of the Effective Date. The Company did not adjust impairment expense as a result of the depreciation, depletion, and amortization adjustment.

(b)	Adjustments to interest expense, net reflect the following (in thousands):

Period from January 1, 2017 through May 4, 2017
Elimination of historical interest expense associated with:
Predecessor revolving credit facility	$6,486
7.625% senior notes due May 2021	2,120
6.875% senior notes due August 2022	1,375
Pro forma interest expense, net associated with:
Credit Facility (1)	(6,939)
Amortization of deferred financing costs	(738)

Net pro forma adjustment to interest expense, net	$2,304

(1)	The Company calculated the above interest expense based on $430.0 million of outstanding borrowings under the Credit Facility and an estimated 4.75% interest rate on Credit Facility borrowings at the Effective Date. A 1/8% change in the effective interest rate would result in a change to interest expense of approximately $0.9 million.

(c)	Reflects the removal of reorganization items, net, which represents charges for professional fees and other costs directly attributable to the Chapter 11 Cases that will not have a continuing effect on the Company. The adjustment is comprised of the following (in thousands):

	Period from January 1, 2017 through May 4, 2017	Period from May 5, 2017 through December 31, 2017
Gain on settlement of liabilities subject to compromise	$(758,764)	$—
Fresh start valuation adjustments	827,120	—
Professional fees	19,824	724
Other	594	395

Net pro forma adjustment to reorganization items, net	$88,774	$1,119

(d)	Reflects (i) the cancellation of the Predecessor’s common units that were authorized and outstanding prior to the Effective Date and (ii) the issuance of 25,000,000 New Common Shares.